UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 22, 2011
PROSPECT GLOBAL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54438	26-3024783

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 17th Street Suite 2800 South Denver, CO	80202

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 634-2239
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 22, 2011 the Company sold 2,588,235 shares of common stock and a warrant to purchase 2,588,235 shares of common stock at $4.25 per share for total cash proceeds to the Company of $10,999,998.75 to Very Hungry LLC, an affiliate of Hexagon Investments. The warrant is exercisable at any time through November 22, 2012. We granted piggy-back registration rights for the shares purchased and issuable upon exercise of the warrant.
Also on November 22, 2011 we entered into a royalty agreement with Grandhaven Energy, LLC, another affiliate of Hexagon Investments, whereby we sold Grandhaven an overriding royalty interest of 1% of the gross proceeds received by the Company’s subsidiary, American West Potash, or AWP, from the extraction of potash from its existing land holdings for $25,000 cash. If (i) the Arizona State Land Department declines to issue any lease to AWP with respect to any state exploration permit, or (ii) the Arizona State Land Department terminates any state exploration permit, or (iii) the Arizona State Land Department refuses to consent to the assignment of any royalty interests in any Arizona state lease, or requires any reduction of or imposes any condition on such royalty interests as a condition of approving an assignment of such royalty interests or approving any royalty reduction or other action with respect to a state lease, or (iv) if AWP has not been issued all of the state leases and conveyed to Grandhaven all royalty interests in all of AWP’s Arizona state leased premises on or before March 1, 2013, Grandhaven shall have the option to receive substitute royalty interests from us in the same number of acres in portions of our non-Arizona state properties, in a percentage sufficient to compensate Grandhaven for the reduced royalty interests in the affected state lease. If AWP has not been issued any Arizona state leases as of the date that AWP conveys assignments of the royalty interest in the non-Arizona state properties Grandhaven may elect to receive in substitution an assignment of a 1.388% royalty interest in all of the non-Arizona state leased premises. If we do not deliver assignments of the royalty interest from AWP to Grandhaven by December 31, 2013, Grandhaven has the option, at anytime thereafter, to purchase shares of our common stock at $4.25 per share in exchange for the surrender by Grandhaven of royalty interests for which assignments have not been obtained, valued at their fair market value at that time.
At the closing of the financing all of the Company’s outstanding convertible secured notes converted into common stock as follows:

Holder	Principal and Interest	Conversion Price Per Share	Number of Shares

Richard L. Merkin	$2,165,479	$0.21	10,538,583
COR Capital	$535,068	$3.00	178,356
Hexagon Investments	$2,644,521	$3.00	881,507
Avalon Portfolio	$1,545,616	$3.00	515,205
Hexagon Investments	$1,526,301	$3.83	399,033
Richard Merkin received a cash payment of $2,000,000 in connection with these transactions in accordance with his previous agreements with the Company. In connection with this financing Richard Merkin agreed to amend his agreements with the Company to terminate his ability to nominate a director to our board of directors, terminate his right to receive additional shares of common stock each time he sold shares for below $3.00 per share, and to eliminate several negative covenants. Also in connection with this financing COR Capital agreed to terminate its right to receive additional shares of common stock each time it sold shares for below $3.00 per share.
Hexagon Investments owns, directly and through its affiliate Very Hungry, 3,868,775 shares of our common stock (10.3% of our outstanding shares) and warrants to purchase an additional 6,692,402 shares of our common stock. Scott J. Reiman, Hexagon Investment’s president, is a director of the Company. Upon conversion of his note, Richard Merkin owns 10,537,383 shares of our common stock (27.9% of our outstanding shares) in the name of his affiliate, Central Valley Administrators, Inc.
Item 3.02 Unregistered Sale of Equity Securities.
Issuance of the shares and warrant described above was not registered under the Securities Act of 1933. The issuance of the shares and warrant was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D and Rule 506 promulgated thereunder. These securities qualified for exemption since the issuance securities by us did not involve a public offering and the purchasers are all accredited investors as defined in Regulation D. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. In addition, these shareholders have the necessary investment intent as required by Section 4(2) since each agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation D for this transaction.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Identification of Exhibits
4.1	Common Stock Purchase Warrant with Very Hungry LLC
4.2	Registration Rights Agreement with Very Hungry LLC
4.3	Amended and Restated Stockholders Agreement
10.1	Common Stock Purchase Agreement with Very Hungry LLC
10.2	Potash Royalty Purchase and Sale Agreement and Option with Grandhaven Energy, LLC
10.3	Second Amendment to Note Purchase Agreement with Richard Merkin
10.4	Amendment to Note Purchase Agreement with COR Capital

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.
	By:	/s/ Wayne Rich
Date: November 29, 2011		Chief Financial Officer

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